Exhibit 99.1

Rapid Link Completes the Acquisition of Wireless Internet Service Network

LOS ANGELES, CA– November 1, 2007 - Rapid Link, Inc. (OTCBB:RPID.OB), a leading provider of communication and Broadband services to niche markets, today announced the finalization of the asset purchases of Web-Breeze Networks, LLC, and Communications Advantage, LLC.

Web Breeze Networks and Communications Advantage are two privately held companies located in rural Amador County, California. Both Communications Advantage and Web-Breeze Networks provide reliable, predictable revenue streams produced from an excellent carrier class network and a loyal customer base consisting of local and regional clients. The assets include a 350 Square Mile Wireless Broadband Network in Amador County California serving 1440 Users, from 400 points of presence, a Worldwide Web-hosting Service, Full Service Web-based Email Services, nationwide Dial-up Internet access, national IP Voice Messaging and Fax Messaging service and over 800 long-distance customers using One Plus dialing, Nationwide 800, and Travel Card services with customers in every state.

Mr. John Jenkins, Rapid Link Chief Executive Officer, stated “This acquisition not only makes a significant positive impact on our revenues and profitability, but also diversifies our product line and customer base. Today, we significantly increased the depth and breadth of our sales coverage in the commercial and residential markets. This acquisition is consistent with Rapid Link's business strategy to grow revenues while increasing profitability and diversifying our channels of distribution and products.  Furthermore, this acquisition augments our ability to provide our customers a full array of communication services from broadband to basic phone services under one platform.  We are now able to offer the same type of services in most of our niche markets currently offered by larger carriers such as Verizon, Qwest, Sprint and Time Warner.  The assets of Web Breeze Networks, and Communications Advantage allow Rapid Link to provide a complete communications service package to our customers.  We focus on niche markets, such as those served by Web Breeze Networks and Communications Advantage, and we are committed to own and manage the ‘last mile’ of communications connectivity”.

Chris Canfield, Rapid Link’s President and Chief Financial Officer added, “We are committed to aggressively growing the revenues and customer base currently served in this market, while we explore other similar opportunities in neighboring rural areas.  With recent technological advances in high speed wireless, there are more and more markets that we feel we can effectively penetrate with our business model. As application delivery becomes a top issue and the world becomes more dynamic, we find it more important to be sure we are providing our client base with the most cutting-edge technologies available."

About Rapid Link, Inc.

Rapid Link is a communications company providing various forms of voice and data transport services to wholesale and retail customers around the world. Rapid Link companies provide licensed traditional long distance services in the contiguous United States, as well as other next generation communication services worldwide, including voice over internet protocol and information service products tailored for each target market. Focusing on niche markets, such as the US Military, selected geographic areas, and ethnic populations, Rapid Link and its subsidiaries’ strive to serve its customers’ unique communications needs with a focus on cost efficiency and quality of service.  Through the Company’s hHHeadquarters in Omaha, NE, Rapid Link supports customers with facilities-based switching, in-house multi lingual customer service, proprietary scalable billing systems, and experienced communications professionals.

For more information, visit www.rapidlink.com.

Contact:
Investor Relations
Rapid Link, Inc.
Tel.:  310-566-1701

Andrew Barwicki
516-662-9461